                                            Filed Pursuant to Rule No. 424(b)(3)
                                            Registration No. 333-4012


PRICING SUPPLEMENT
(To Prospectus Supplement dated May 16, 1997
and Prospectus dated May 16, 1997)

LOGO                             $250,000,000
                            FIRST DATA CORPORATION

                      6 3/8% NOTES DUE DECEMBER 15, 2007
                              ------------------

                   Interest Payable June 15 and December 15

                              ------------------

  Interest on the 6 3/8% Notes due December 15, 2007 (the "Notes") of First Data Corporation (the "Company") will be payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1998.

  The Notes will be redeemable in whole or in part at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined in this Pricing Supplement) plus five (5) basis points; plus, for each of (i) and (ii) above, accrued interest on the Notes to the date of redemption. The Notes will not be subject to any sinking fund.

  The Notes will be represented by a global security (a "Book-Entry Note" or "Global Security") registered in the name of a nominee of The Depository Trust Company (the "Depositary"). Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and by its participants. Owners of beneficial interests in Book-Entry Notes will be entitled to physical delivery of a certificate issued in definitive form only under the limited circumstances described in the accompanying Prospectus Supplement. See "Description of Notes--Book-Entry System" in the accompanying Prospectus Supplement. Notes will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore settle in immediately available funds. See "Certain Terms of the Notes--Same-Day Settlement and Payment" in this Pricing Supplement.

  The Notes are part of the series of Debt Securities of the Company designated "Medium-Term Notes, Series D" described in the accompanying Prospectus and Prospectus Supplement. The Notes will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness.

                              ------------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS  PRICING SUPPLEMENT OR THE
    PROSPECTUS  SUPPLEMENT  OR   PROSPECTUS  TO  WHICH   IT  RELATES.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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
                                    Price to   Underwriting  Proceeds to
                                   Public(1)   Discount(2)  Company(1)(3)
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
Per Note.........................    99.476%       .650%       98.826%
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Total............................ $248,690,000  $1,625,000  $247,065,000
-------------------------------------------------------------------------

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(1) Plus accrued interest, if any, from December 16, 1997 to date of delivery.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.
(3) Before deducting expenses payable by the Company estimated at $50,000.

                              ------------------

  The Notes offered by this Pricing Supplement are offered by the Underwriters, subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further legal conditions. It is expected that delivery of the Notes will be made through the facilities of The Depository Trust Company on or about December 16, 1997.

                              ------------------

LEHMAN BROTHERS
                CHASE SECURITIES INC.
                                 MORGAN STANLEY DEAN WITTER
                                                 SALOMON SMITH BARNEY
December 11, 1997

  IN CONNECTION WITH CERTAIN OFFERS OR SALES OF NOTES, CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE BIDS OR PURCHASES FOR THE PURPOSE OF PEGGING, FIXING OR MAINTAINING THE PRICE OF THE NOTES AND THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of the Notes to repay outstanding commercial paper with interest rates ranging from 5.63% to 5.75% per annum.

                          CERTAIN TERMS OF THE NOTES

  THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH SUPERSEDES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE SERIES OF SENIOR SECURITIES (AS DEFINED IN THE ACCOMPANYING PROSPECTUS) OF THE COMPANY DESIGNATED "MEDIUM-TERM NOTES, SERIES D" SET FORTH UNDER "DESCRIPTION OF NOTES" IN THE PROSPECTUS SUPPLEMENT AND UNDER "DESCRIPTION OF DEBT SECURITIES" IN THE PROSPECTUS. CAPITALIZED TERMS USED HEREIN BUT NOT DEFINED HEREIN HAVE THE MEANINGS SPECIFIED IN THE PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND/OR THE SENIOR INDENTURE (AS DEFINED IN THE PROSPECTUS).

  The Notes will bear interest at the rate set forth on the cover page of this Pricing Supplement from December 16, 1997, or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The Interest Payment Dates for the Notes will be June 15 and December 15 of each year, commencing June 15, 1998. The Regular Record Date with respect to each Interest Payment Date will be the June 1 or December 1, as the case may be, immediately preceding such Interest Payment Date.

  The Stated Maturity of the Notes will be December 15, 2007. The Notes will be redeemable at the option of the Company as described below under "-- Optional Redemption." The Notes will not be subject to any sinking fund. The Original Issue Date of the Notes will be December 16, 1997. The Notes will be issued in the form of Global Securities. All principal of and interest on the Notes will be payable in U.S. dollars. The interest rate on the Notes will not be subject to reset by the Company, the Notes will not be subject to repayment at the option of the Holder, and the Stated Maturity will not be subject to extension by the Company. The Notes will not be "Amortizing Notes," "Original Issue Discount Notes" or "Reset Notes" (as such terms are used in the Prospectus Supplement).

OPTIONAL REDEMPTION

  The Notes will be redeemable in whole or in part, at the option of the Company at any time, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the greater of (i) 100% of their principal amount or
(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus five (5) basis points; plus, for each of (i) and (ii) above, accrued interest on the Notes to the date of redemption.

  "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of such Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the Reference Treasury Dealer Quotation for such redemption date.

  "Independent Investment Banker" means Lehman Brothers or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company and acceptable to the Trustee.

  "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means Lehman Brothers and its successor; provided, however, that if it shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal of and interest on Global Securities will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, while the Notes are registered in the name of the Depositary or its nominee, the Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                               OFFERING AND SALE

  The Company has entered into a Purchase Agreement, dated December 11, 1997 (the "Purchase Agreement"), with Lehman Brothers Inc., Chase Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (the "Underwriters"). Subject to the terms and conditions set forth in the Purchase Agreement and the Distribution Agreement, as defined therein, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below:

                                                                    PRINCIPAL
      UNDERWRITER                                                     AMOUNT
      -----------                                                  ------------
      Lehman Brothers Inc......................................... $ 62,500,000
      Chase Securities Inc........................................   62,500,000
      Morgan Stanley & Co. Incorporated...........................   62,500,000
      Salomon Brothers Inc........................................   62,500,000
                                                                   ------------
          Total................................................... $250,000,000
                                                                   ============

  The Purchase Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Notes, if any are taken.

  The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Pricing Supplement, and in part to certain dealers at such price less a concession not in excess of .40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Notes are part of a new issue of securities with no established trading market. The Company has been advised by each Underwriter that it presently intends to make a market in the Notes, although none of the Underwriters is obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes, or that an active trading market for the Notes will develop. If an active public market does not develop, the market price and liquidity of the Notes may be adversely affected.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

  The Underwriters and their affiliates engage in transactions with and perform services for the Company and certain of its affiliates from time to time in the ordinary course of business.

                                 LEGAL MATTERS

  The validity of the Notes will be passed upon for the Company by Thomas A. Rossi, Esq., Associate General Counsel of the Company, and Sidley & Austin, Chicago, Illinois, and for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Mr. Rossi is an officer and full-time employee of the Company and the beneficial owner of Common Stock of the Company.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR AGENT. THIS PRICING SUP-PLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OF-FER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SO-LICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SO-LICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PRICING SUP-PLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HERE-UNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SINCE ITS DATE.

                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                              Pricing Supplement
Use of Proceeds............................................................ PS-2
Certain Terms of the Notes................................................. PS-2
Offering and Sale.......................................................... PS-4
Legal Matters.............................................................. PS-4

                             Prospectus Supplement
Description of Notes.......................................................  S-3
United States Federal Income Tax Consequences.............................. S-21
Supplemental Plan of Distribution.......................................... S-34
Legal Matters.............................................................. S-35
Experts.................................................................... S-35

                                  Prospectus
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Ratios of Earnings to Fixed Charges........................................    3
Description of Debt Securities.............................................    3
Description of Capital Stock...............................................   19
Plan of Distribution.......................................................   21
Legal Matters..............................................................   22
Experts....................................................................   22

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LOGO
                                 $250,000,000

                            FIRST DATA CORPORATION

                      6 3/8% NOTES DUE DECEMBER 15, 2007


                               -----------------

                              PRICING SUPPLEMENT
                               December 11, 1997

                               -----------------


                                LEHMAN BROTHERS

                             CHASE SECURITIES INC.

                          MORGAN STANLEY DEAN WITTER

                             SALOMON SMITH BARNEY

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